Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into effective as of this 1st day of September, 2006, by and among Lawrence S. Brobst (the “Executive”), Crescent Financial Corporation, a North Carolina corporation, and Port City Capital Bank, a North Carolina-chartered bank and wholly owned subsidiary of Crescent Financial Corporation. Crescent Financial Corporation and Port City Capital Bank are hereinafter sometimes referred to together or individually as “Employer.”

WHEREAS, the Executive possesses unique skills, knowledge, and experience relating to the banking business, and as Executive Vice President and Chief Financial Officer of Port City Capital Bank is expected to make significant contributions to the profitability, growth, and financial strength of Crescent Financial Corporation and affiliates,

WHEREAS, Employer desires to assure itself of the continuity of management and desires to establish minimum severance benefits for certain of its officers and other key employees if a change in control occurs, and Employer wishes to ensure that officers and other key employees are not practically disabled from discharging their duties if a proposed or actual transaction involving a change in control arises,

WHEREAS, Employer desires to provide additional inducement for the Executive to remain in the employ of Port City Capital Bank,

WHEREAS, Port City Capital Bank is expected to be merged into Crescent State Bank, a North Carolina-chartered bank and wholly owned subsidiary of Crescent Financial Corporation, in June 2007,

WHEREAS, use of the term “Bank” or “Employer” in this Employment Agreement encompasses the Executive’s service to (1) Port City Capital Bank after the acquisition of Port City Capital Bank by Crescent Financial Corporation but before the merger of Port City Capital Bank with and into Crescent State Bank and (2) Crescent State Bank after the merger of Port City Capital Bank with and into Crescent State Bank. The term “Bank” encompasses service to both such FDIC-insured banks unless specifically noted otherwise,

WHEREAS, Crescent Financial Corporation, Port City Capital Bank, and the Executive desire to set forth in this Employment Agreement the terms and conditions of the Executive’s employment,

WHEREAS, the Executive and Port City Capital Bank are parties to an Employment Agreement dated as of January 3, 2006, but the Executive and the Employer intend that this Employment Agreement supersede and replace the previous employment agreement in its entirety, and

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in Section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of Employer, is contemplated insofar as Employer or any affiliates are concerned.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

EMPLOYMENT

1.1 EMPLOYMENT. Port City Capital Bank hereby employs the Executive to serve as Executive Vice President and Chief Financial Officer according to the terms and conditions of this Employment Agreement and for the period stated in section 1.3. After the merger of Port City Capital Bank with and into Crescent State Bank, Crescent State Bank will employ the Executive as Senior Vice President according to the terms and conditions of this Employment Agreement. The Executive hereby accepts employment according to the terms and conditions of this Employment Agreement and for the period stated in section 1.3. The Executive agrees that the merger of Port City Capital Bank with and into Crescent State Bank and his subsequent employment as Senior Vice President of the Bank are not events that trigger any compensation or benefit entitlements whatsoever under the terms of this Agreement. The change in duties and authority that accompanies the change in title from Executive Vice President and Chief Financial Officer to Senior Vice President when the separate corporate existence of Port City Capital Bank disappears is not an event that gives Executive any rights under this Agreement.

1.2 DUTIES. As Executive Vice President and Chief Financial Officer of Port City Capital Bank, and after the merger of Port City Capital Bank with and into Crescent State Bank as Senior Vice President of Crescent State Bank, the Executive shall serve the Bank faithfully, diligently, competently, and to the best of his ability, and he shall exclusively devote his full time, energy, and attention to the promotion of the Bank’s interests throughout the term of this Employment Agreement. Without the written consent of the Bank’s board of directors, during the term of this Employment Agreement the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which such compensation is paid and regardless of whether it is paid directly or indirectly to the Executive; provided, however, that Executive may serve, with or without compensation, as an officer or director of any charitable or civic organization. Nothing in this section 1.2 shall prevent the Executive from managing his personal investments and affairs, however, provided that doing so does not interfere with the proper performance of his duties and responsibilities.

1.3 TERM. The initial term of this Employment Agreement shall be for a period of three years, commencing September 1, 2006. On the first anniversary of the September 1, 2006 effective date of this Employment Agreement and on each anniversary thereafter, this Employment Agreement shall be extended automatically for one additional year unless the Bank’s board of directors determines that the term shall not be extended. If the board of directors determines not to extend the term, it shall promptly notify the Executive in writing. If the board of directors decides not to extend the term of this Employment Agreement, this

Employment Agreement shall nevertheless remain in force until its term expires. The board of directors’ decision not to extend the term of this Employment Agreement shall not – by itself – give the Executive any rights under this Employment Agreement to claim an adverse change in his position, compensation, or circumstances or otherwise to claim entitlement to severance benefits under Articles 4 or 5 of this Employment Agreement. References herein to the term of this Employment Agreement shall refer to the initial term, as the same may be extended. Unless sooner terminated, the Executive’s employment shall terminate when he attains age 65.

ARTICLE 2

COMPENSATION AND OTHER BENEFITS

2.1 BASE SALARY. In consideration of the Executive’s performance of his obligations under this Employment Agreement, Employer shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $140,000, payable in monthly installments. The Executive’s salary shall be reviewed annually commencing during the first quarter of 2007 by the Compensation Committee of the Bank’s board of directors or by such other board committee as has jurisdiction over executive compensation. The Executive’s salary shall be increased no less frequently than annually to account for cost of living increases. The Executive’s salary also may be increased beyond the amount necessary to account for cost of living increases at the discretion of the committee having jurisdiction over executive compensation. However, the Executive’s salary shall not be reduced. The Executive’s salary, as the same may be increased from time to time, is referred to in this Employment Agreement as the “Base Salary.”

2.2 BENEFIT PLANS AND PERQUISITES. The Executive shall be entitled throughout the term of this Employment Agreement to participate in any and all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time, including without limitation stock option plans and other stock-based compensation, incentive, bonus, or purchase plans, or plans providing pension, medical, dental, disability, and group life benefits, including Employer’s 401(k) Plan, and to receive any and all other fringe benefits provided from time to time, provided that the Executive satisfies the eligibility requirements for any such plans or benefits.

(a) Club Dues. During the term of this Employment Agreement, the Employer shall pay or cause to be paid the Executive’s continued membership dues in civic and/or country clubs in an amount up to $600 per month.

(b) Reimbursement of Business Expenses. The Executive shall be entitled to reimbursement for all reasonable business expenses incurred in performing his obligations under this Employment Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of Employer and reasonable expenses for attendance at annual and other periodic meetings of trade associations.

2.3 VACATION. The Executive shall be entitled to paid annual vacation and sick leave in accordance with the policies established from time to time by Employer, but in no event fewer than four weeks of vacation per year. The Executive shall schedule at least one week of vacation per year. The timing of vacations shall be scheduled in a reasonable manner by the Executive. The Executive shall not be entitled to any additional compensation for failure to use allotted vacation or sick leave nor shall the Executive be entitled to accumulate unused sick leave from one year to the next, unless authorized by Crescent Financial Corporation’s board of directors to do so. Up to five vacation days not used in a given year may be carried over and used by the Executive in a subsequent year.

ARTICLE 3

TERMINATION OF EMPLOYMENT

3.1 TERMINATION BY THE EMPLOYER. (a) Death or Disability. The Executive’s employment shall terminate automatically on the date of the Executive’s death. If the Executive dies in active service to Employer, for twelve months after the Executive’s death Employer shall assist the Executive’s family with continuing health care coverage under COBRA substantially identical to that provided for the Executive before his death.

By delivery of written notice 30 days in advance to the Executive, Employer may terminate the Executive’s employment if the Executive is disabled. For purposes of this Employment Agreement, the Executive shall be considered “disabled” if an independent physician selected by Employer and reasonably acceptable to the Executive or his legal representative determines that, because of illness or accident, the Executive is unable to perform his duties and will be unable to perform his duties for a period of 90 consecutive days. The Executive shall not be considered disabled, however, if he returns to work on a full-time basis within 30 days after Employer gives him notice of termination due to disability.

Notwithstanding any other provision herein contained, in the event that Executive’s employment hereunder terminates in the manner described in this Article 3.1 as a result of Executive’s death or disability, Executive (or Executive’s estate in the event of Executive’s death) shall be entitled to receive the payments described in Article 7.2 hereof.

(b) Termination Without Cause. With written notice to the Executive 60 days in advance, Employer may terminate the Executive’s employment without Cause.

(c) Termination with Cause. Employer may terminate the Executive’s employment with Cause. For purposes of this Employment Agreement, “Cause” means –

(1) an intentional act of fraud, embezzlement, or theft by the Executive in the course of his employment. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of Employer, or

(2) intentional violation by the Executive of any applicable law or significant policy of Employer that, in Employer’s reasonable judgement, results in an adverse effect on Employer, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement, applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over Employer, or

(3) the Executive’s gross negligence or gross neglect of duties in the performance of his duties, or

(4) intentional wrongful damage by the Executive to the business or property of Employer, including without limitation the reputation of Employer, which in Employer’s reasonable judgment causes material harm to Employer, or

(5) a breach by the Executive of his fiduciary duties or misconduct involving dishonesty, in either case whether in his capacity as an officer or as a director of the Bank, or

(6) a breach by the Executive of this Employment Agreement that, in the reasonable judgment of Employer, is a material breach, which breach is not corrected by the Executive within 10 days after receiving written notice of the breach, or

(7) removal of the Executive from office or permanent prohibition of the Executive from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(8) conviction of the Executive for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for five consecutive days or more, or

(9) the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Bank, under the Bank’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees.

For purposes of this Employment Agreement, no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence.

3.2 TERMINATION BY THE EXECUTIVE. The Executive may terminate his employment with written notice to Employer 60 days in advance, whether with or without Good Reason. If the Executive terminates with Good Reason, the termination will take effect at the conclusion of the 60-day period unless the event or circumstance constituting Good Reason is cured by Employer or unless the notice of termination for Good Reason is revoked by the Executive within the 60-day period. For purposes of this Employment Agreement, “Good Reason” means any of the following events occur without the Executive’s written consent –

(a) Reduced Base Salary: reduction of the Executive’s Base Salary,

(b) Participation in Benefit Plans Reduced or Terminated: reduction of the Executive’s opportunities under Employer’s benefit plans, unless in the case of either company a company-wide reduction of all officers’ award opportunities occurs simultaneously, or termination of the Executive’s participation in any officer or employee benefit plan maintained by Employer, unless the plan is terminated because of changes in law or loss of tax deductibility to Employer for contributions to the plan, or unless the plan is terminated as a matter of Employer policy applied equally to all participants in the plan,

(c) Reduced Responsibilities or Status: assignment to the Executive of duties that are materially inconsistent with the Executive’s position with the Bank or that represent a reduction of his authority (other than the Executive’s new role as Senior Vice President of Crescent State Bank after the merger of Port City Capital Bank with and into Crescent State Bank),

(d) Failure to Obtain Assumption Agreement: failure to obtain an assumption of Employer’s obligations under this Employment Agreement by any successor to Crescent Financial Corporation, regardless of whether such entity becomes a successor to Crescent Financial Corporation as a result of a merger, consolidation, sale of assets, or other form of reorganization,

(e) Material Breach: a material breach of this Employment Agreement by Employer , or

(f) Relocation of the Executive: requiring the Executive to change his principal work location, to any location that is more than 30 miles from the location of Port City Capital Bank’s principal executive offices on the date of this Employment Agreement.

3.3 NOTICE. Any purported termination by Employer or by the Executive shall be communicated by written notice of termination to the other. The notice must state the specific termination provision of this Employment Agreement relied upon. The notice must also state the date on which termination shall become effective, which shall be a date not earlier than the date of the termination notice. If termination is for Cause or with Good Reason, the notice must state in reasonable detail the facts and circumstances forming the basis for termination of the Executive’s employment.

ARTICLE 4

COMPENSATION AND BENEFITS AFTER TERMINATION

4.1 CAUSE. If the Executive’s employment terminates for Cause, the Executive shall receive the salary to which he was entitled through the date on which termination became effective and any other benefits to which he may be entitled under Employer’s benefit plans and policies in effect on the date of termination.

4.2 DISABILITY. If the Executive’s employment terminates because of his disability, the Executive shall receive the salary earned through the date on which termination became effective, any unpaid bonus or incentive compensation due to the Executive for the calendar year preceding the calendar year in which the termination became effective, any payments the Executive is eligible to receive under any disability insurance program in which the Executive participates, such other benefits to which he may be entitled under Employer’s benefit plans, policies, and agreements, and any benefits provided for elsewhere in this Employment Agreement.

4.3 TERMINATION WITHOUT CAUSE. If Employer terminates the Executive’s employment without Cause or the Executive resigns for Good Reason prior to a Change in Control, the Executive shall be entitled to –

(a) Cash Severance. A lump-sum severance payment in cash in the amount of two times his Base Salary, payable no later than 30 days after termination of the Executive’s employment. Employer and the Executive acknowledge and agree that the compensation and benefits under this paragraph (a) shall not be payable if compensation and benefits are payable or shall have been previously paid to the Executive under Article 5 of this Agreement. That is, the parties acknowledge and agree that the Executive shall not be entitled to duplicative compensation and benefit payments under paragraph (a) and under Article 5 if the Executive’s employment is terminated without Cause or if the Executive voluntarily terminates employment.

(b) Cash-out of Value of Unvested Stock Options. The Executive shall be entitled to receive from Employer an amount equal to the value of any unvested stock options and any unvested restricted stock or other equity-based compensation award shall become fully vested as of the effective date of termination. Amounts payable under this paragraph (b) shall be paid in a single lump sum within 90 days after termination of the Executive’s employment.

(c) Cash-out of the Executive’s Unvested 401(k) Retirement Plan Account Balance. The Executive shall be entitled to receive from Employer an amount in cash equal to the value of any unvested matching or discretionary contributions by Employer under the Employer’s 401(k) Plan as of the effective date of termination.

(d) Outplacement and Support. Employer shall pay or cause to be paid to the Executive reasonable outplacement expenses in an amount up to $25,000, and for one year after termination Employer shall provide the Executive with the use of office space and reasonable office support facilities, including secretarial assistance.

ARTICLE 5

CHANGE IN CONTROL BENEFITS

5.1 CHANGE IN CONTROL TERMINATION BENEFITS. Upon a Change in Control, Executive shall be paid a cash bonus of $50,000. Further, if the Executive is terminated involuntarily but without cause within 24 months after a Change in Control, or if the Executive terminates employment voluntarily but with Good Reason within 24 months after a Change in Control, the Executive shall be entitled to a lump-sum payment in cash in an amount equal to two times the Executive’s annual compensation. For this purpose, annual compensation means

(1) the Executive’s Base Salary at the time of the Change in Control or at the time Executive’s employment terminates, whichever is greater, plus (2) any bonuses or incentive compensation earned for the calendar year ended immediately before the year in which termination of employment occurs or the year in which the Change in Control occurs, whichever is greater, in either case regardless of when the bonus or incentive compensation earned for the preceding calendar year is paid and regardless of whether all or part of the bonus or incentive compensation is subject to elective deferral. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. The payment required under this section 5.1 is payable no later than five business days after the Executive’s employment terminates. The Executive shall also be entitled to the benefits specified in section 4.3 paragraphs (b), (c), and (d). If the Executive is removed from office or if his employment terminates before a Change in Control occurs but after discussions with a third party regarding a Change in Control commence, and if those discussions ultimately conclude with a Change in Control, then for purposes of this Employment Agreement the removal of the Executive or termination of his employment shall be deemed to have occurred after the Change in Control.

If the Executive receives payment under section 5.1 he shall not be entitled to any additional severance benefits under section 4.3(a) of this Employment Agreement.

5.2 DEFINITION OF CHANGE IN CONTROL. For purposes of this Employment Agreement, “Change in Control” means any one of the following events occurs –

(a) Merger or Share Exchange. Crescent Financial Corporation merges into, consolidates, or enters into a share exchange with another corporation, or merges another corporation into Crescent Financial Corporation, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger, consolidation, or share exchange is held by persons who were holders of Crescent Financial Corporation’s voting securities immediately before the merger, consolidation, or share exchange. For purposes of this Agreement, the term “person” means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity,

(b) Acquisition of Significant Share Ownership. after the date of this Agreement a report on Schedule 13D, Schedule TO, or another form or schedule (other than Schedule 13G) is filed or is required to be filed under sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of the combined voting power of Crescent Financial Corporation’s voting securities outstanding (but this paragraph (b) shall not apply to beneficial ownership of voting shares held by Crescent Financial Corporation or by a subsidiary of Crescent Financial Corporation in a fiduciary capacity or beneficial ownership of voting shares held by an employee benefit plan of Crescent Financial Corporation or by a subsidiary of Crescent Financial Corporation),

(c) Change in Board Composition. during any period of two consecutive years, individuals who constitute Crescent Financial Corporation’s board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that – for purposes of this paragraph (c) – each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (b) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or

(d) Sale of Assets. Crescent Financial Corporation sells to a third party all or substantially all of Crescent Financial Corporation’s assets.

ARTICLE 6

CONFIDENTIALITY AND CREATIVE WORK

6.1 NON-DISCLOSURE. The Executive covenants and agrees that he will not reveal to any person, firm, or corporation any confidential information of any nature concerning Employer or its business, or anything connected therewith. As used in this Article 6, the term “confidential information” means all of Crescent Financial Corporation’s and its affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Employment Agreement, including but not limited to –

(a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

(b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

(c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and

(d) trade secrets, as defined from time to time by the laws of the State of North Carolina.

Notwithstanding the foregoing, confidential information excludes information that – as of the date hereof or at any time after the date hereof – is published or disseminated without obligation of confidence or that becomes a part of the public domain by or through action of Employer or otherwise than by or at the direction of the Executive. This section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of his authority.

6.2 RETURN OF MATERIALS. The Executive agrees to deliver or return to Employer upon termination, upon expiration of this Employment Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by Employer or prepared by the Executive in connection with his services hereunder. The Executive will retain no copies thereof after termination of this Employment Agreement or termination of the Executive’s employment.

6.3 INJUNCTIVE RELIEF. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to Employer if the Executive fails to observe the obligations imposed on him by this Article 6. Accordingly, if Employer institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to Employer, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

6.4 AFFILIATES’ CONFIDENTIAL INFORMATION IS COVERED; CONFIDENTIALITY OBLIGATION SURVIVES TERMINATION. For purposes of this Employment Agreement, the term “affiliate” of Crescent Financial Corporation includes Port City Capital Bank, any bank successor to Port City Capital Bank, and any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Port City Capital Bank. The rights and obligations set forth in this Article 6 shall survive termination of this Employment Agreement.

6.5 CREATIVE WORK. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Employment Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by Employer. The Executive hereby assigns to Crescent Financial Corporation and to the Bank all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

ARTICLE 7

COMPETITION AFTER EMPLOYMENT TERMINATION

7.1 COVENANT NOT TO SOLICIT EMPLOYEES. The Executive agrees not to solicit the services of any officer or employee of the Employer for one year after the Executive’s employment termination.

7.2 COVENANT NOT TO COMPETE. (a) For and in consideration of the “payments” (as defined below) the Executive covenants and agrees that he will not, without advance written consent of the Employer, compete directly or indirectly with the Employer for the “non-compete term” (as defined below) after termination of his employment, plus any period during which the Executive is in violation of this covenant not to compete and any period during which the Employer seeks by litigation to enforce this covenant not to compete. For purposes of this section –

(1)	the term “compete” means

(a)	providing financial products or services on behalf of any financial institution for any person residing in the territory,

(b)	assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory, or

(c)	inducing or attempting to induce any person who was a customer of the Employer at the date of the Executive’s termination of employment to seek financial products or services from another financial institution.

(2)	the words “directly or indirectly” mean –

(a)	acting as a consultant, officer, director, independent contractor, or employee of any financial institution, de novo institution in organization, or organizational group in competition or intending to be in competition with the Employer in the territory, or

(b)	communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Employer at the Executive’s termination of employment.

(3)	the term “customer” means any person to whom the Employer is providing financial products or services on the date of the Executive’s termination of employment.

(4)	the term “financial institution” means any bank, savings association, or bank or savings association holding company, or any other institution, the business of which is engaging in activities that are financial in nature or incidental to such financial activities as described in section 4(k) of the Bank Holding Company Act of 1956, other than the Employer or one of its affiliated corporations.

(5)	“financial product or service” means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Employer or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking.

(6)	the term “person” means any individual or individuals, corporation, partnership, fiduciary, or association.

(7)	the term “territory” means New Hanover County and any counties contiguous thereto.

(8)	the term “non-compete term” shall be a period of two years should Executive’s employment terminate prior to the fifth anniversary of this Agreement; shall be a period of one year should Executive’s employment terminate following the fifth anniversary of this Agreement but before the seventh anniversary of this Agreement; and after the seventh anniversary of this Agreement, there shall be no period of time in which Executive is not permitted to “compete” as defined herein.

(9)	the term “payments” shall mean the payment by the Employer of $24,667.00 to the Executive on the date hereof and the payment of an equivalent amount on each of the first two anniversaries of this Agreement.

(b) If any provision of this section or any word, phrase, clause, sentence, or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law.

7.3 SPECIFIC PERFORMANCE. The Executive’s covenants contained in Articles 7 shall survive termination of the Executive’s employment for any reason, and shall be enforceable after such termination. Without intending to limit the remedies available to Crescent Financial Corporation and the Bank, the Executive agrees that damages at law are an insufficient remedy for violation by the Executive of his covenants contained in this Agreement. Accordingly, the Executive hereby agrees that Crescent Financial Corporation or the Bank may apply for and is entitled to injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to specifically enforce, any of the covenants of this Article 7, in each case without proof of actual damages, in addition to any other remedies that may be available under applicable law. The Executive hereby waives the claim or defense that an adequate remedy at law is available to Crescent Financial Corporation or the Bank, and the Executive agrees not to urge in any action or proceeding the claim or defense that an adequate remedy at law exists.

Without limiting the generality of the foregoing, without limiting the remedies available to Crescent Financial Corporation or the Bank for violation of this Agreement, and without constituting an election of remedies, if the Executive violates any of the terms of Article 7 he shall forfeit on his own behalf and that of his beneficiary(ies) any rights to and interest in any severance or other benefits under the Employment Agreement, and the Employment Agreement shall thereafter be null, void, and of no further force or effect.

7.4 ARTICLE 7 SURVIVES TERMINATION. The rights and obligations set forth in this Article 7 shall survive termination of this Employment Agreement.

ARTICLE 8

MISCELLANEOUS

8.1 SUCCESSORS AND ASSIGNS. (a) This Employment Agreement Is Binding on Employer’s Successors. This Employment Agreement shall be binding upon Employer and any successor to Employer, including any persons acquiring directly or indirectly all or substantially all of the business or assets of Employer by purchase, merger, consolidation, reorganization, or otherwise. But this Employment Agreement and Employer’s obligations under this Employment Agreement are not otherwise assignable, transferable, or delegable by Employer. By agreement in form and substance satisfactory to the Executive, Employer shall require any successor to all or substantially all of the business or assets of Employer expressly to assume and agree to perform this Employment Agreement in the same manner and to the same extent Employer would be required to perform if no such succession had occurred.

(b) This Employment Agreement Is Enforceable by the Executive and His Heirs. This Employment Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c) This Employment Agreement Is Personal in Nature and Is Not Assignable. This Employment Agreement is personal in nature. Without written consent of the other parties, no party shall assign, transfer, or delegate this Employment Agreement or any rights or obligations under this Employment Agreement, except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this section 8.1, Employer shall have no liability to pay any amount to the assignee or transferee.

8.2 GOVERNING LAW, JURISDICTION AND FORUM. This Employment Agreement shall be construed under and governed by the internal laws of the State of North Carolina, without giving effect to any conflict of laws provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina. By entering into this Employment Agreement, the Executive acknowledges that he is subject to the jurisdiction of both the federal and state courts in the State of North Carolina. Any actions or proceedings instituted under this Employment Agreement shall be brought and tried solely in courts located in Wake County, North Carolina, or in the federal court having jurisdiction in Cary, North Carolina. The Executive expressly waives his rights to have any such actions or proceedings brought or tried elsewhere.

8.3 ENTIRE AGREEMENT. This Employment Agreement sets forth the entire agreement of the parties concerning the employment of the Executive by Employer, and any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Employment Agreement, are hereby rescinded, revoked, and rendered null and void by the parties. This Employment Agreement supersedes in its entirety the Employment Agreement dated as of January 3, 2006, and from and after the date of this Employment Agreement the January 3, 2006 Employment Agreement shall be of no further force or effect.

8.4 NOTICES. Any notice under this Employment Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of Crescent Financial Corporation at the time of the delivery of such notice, and properly addressed to Employer if addressed to Crescent Financial Corporation, 1005 High House Road, Cary, North Carolina 27513, Attention: Corporate Secretary.

8.5 SEVERABILITY. In the case of conflict between any provision of this Employment Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Employment Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Employment Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Employment Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

8.6 CAPTIONS AND COUNTERPARTS. The captions in this Employment Agreement are solely for convenience. The captions in no way define, limit, or describe the scope or intent of this Employment Agreement. This Employment Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.7 NO DUTY TO MITIGATE. Employer hereby acknowledges that it will be difficult and could be impossible (a) for the Executive to find reasonably comparable employment after his employment terminates, and (b) to measure the amount of damages the Executive may suffer as a result of termination. Additionally, Employer acknowledges that its general severance pay plans do not provide for mitigation, offset, or reduction of any severance payment received thereunder. Accordingly, Employer further acknowledges that the payment of severance benefits under this Employment Agreement is reasonable and shall be liquidated damages. The Executive shall not be required to mitigate the amount of any payment provided for in this Employment Agreement by seeking other employment. Moreover, the amount of any payment provided for in this Employment Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after termination of his employment.

8.8 AMENDMENT AND WAIVER. This Employment Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Employment Agreement shall not be construed to be a waiver of any such provision, nor affect the validity of this Employment Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Employment Agreement shall be held to be a waiver of any other or subsequent breach.

8.9 PAYMENT OF LEGAL FEES. Employer is aware that after a Change in Control management could cause or attempt to cause Employer to refuse to comply with its obligations under this Employment Agreement, or could institute or cause or attempt to cause Employer to institute litigation seeking to have this Employment Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Employment Agreement. In these circumstances, the purpose of this Employment Agreement would be frustrated. It is Employer’s intention that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Employment Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. It is Employer’s intention that the Executive not be forced to negotiate settlement of his rights under this Employment Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (a) Employer has failed to comply with any of its obligations under this Employment Agreement, or (b) Employer or any other person has taken any action to declare this Employment Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, Employer irrevocably authorizes the Executive from time to time to retain counsel of his choice, at Employer’s expense as provided in this section 8.9, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against Employer or any director, officer, stockholder, or other person affiliated with Employer, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between Employer and any counsel chosen by the Executive under this section 8.9, Employer irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and Employer and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by Employer on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $50,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. Employer’s obligation to pay the Executive’s legal fees provided by this section 8.9 operates separately from and in addition to any legal fee reimbursement obligation Employer may have with the Executive under any separate severance or other agreement. Anything in this section 8.9 to the contrary notwithstanding however, Employer shall not be required to pay or reimburse Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

8.10 CONSULTATION WITH COUNSEL AND INTERPRETATION OF THIS EMPLOYMENT AGREEMENT. The Executive acknowledges and agrees that he has had the assistance of counsel of his choosing in the negotiation of this Employment Agreement, or he has chosen not to have the assistance of his own counsel. Both parties hereto having participated in the negotiation and drafting of this Employment Agreement, they hereby agree that there shall not be strict interpretation against either party in connection with any review of this Employment Agreement in which interpretation thereof is an issue.

8.11 COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 409A. Employer and the Executive intend that their exercise of authority or discretion under this Employment Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Employment Agreement, including Articles 4 or 5, will result in additional tax or interest to the Executive because of section 409A, then despite any provision of this Employment Agreement to the contrary the Executive will not be entitled to the payments until the earliest of (a) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. If any provision of this Employment Agreement does not satisfy the requirements of section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Employment Agreement would subject the Executive to additional tax or interest under section 409A, Employer shall reform the provision. However, Employer shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and Employer shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Employment Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

CRESCENT FINANCIAL CORPORATION

/s/ MICHAEL G. CARLTON
MICHAEL G. CARLTON
EXECUTIVE	PRESIDENT

/s/ LAWRENCE S. BROBST
LAWRENCE S. BROBST
PORT CITY CAPITAL BANK

/s/ W. KEITH BETTS
W. KEITH BETTS
PRESIDENT